Q3 FY2024 Shareholder Letter

May 2, 2024

Dear Shareholders,

Our Q3 performance reflects continued leadership in the connected fitness category and the strength of our subscription business, which continues to deliver best-in-class fitness content to over 6 million Members. We ended Q3 with 3.056 million Paid Connected Fitness Subscriptions and 1.2% Average Net Monthly Paid Connected Fitness Subscription Churn, demonstrating the loyalty of our Members and the instrumental role our connected fitness platform plays in achieving their fitness and wellness goals. Q3 also highlights the tremendous progress we have made in re-architecting our cost structure, as evidenced by our achievement of positive Free Cash Flow for the first time in over 3 years.

Today we are announcing a new restructuring program to reduce annual expenses by more than $200 million. The objective of the cost reductions is to align our cost structure with the current size of our business and position Peloton to generate sustained and meaningful positive Free Cash Flow, which is a top priority for us. We expect to substantially complete our restructuring activities over the course of the next 12 months and realize full run-rate savings by the end of fiscal 2025, with a significant share of the cost reductions to take place immediately. When fully implemented, we expect to reduce our team size by approximately 15%, or roughly 400 global team members.

Operationally, we will continue to reduce our retail showroom footprint. We are also reimagining our go-to-market approach for our International markets to be more targeted and efficient. While we have no plans to exit any of our existing international markets, we will leverage global strategies and capabilities where we can, allowing us to optimize and consolidate resources with localized execution. While these decisions are always difficult, they have been made carefully to ensure that we can continue to provide the best fitness experience for our Members and maintain positive Free Cash Flow over the long term. We will continue to invest in innovation across our software, hardware and content portfolio and in improvements to our Member support experience to meet the needs of current and future Members. We will also transform our marketing efforts to increase engagement with new targeted audiences and drive more efficient growth at scale.

We are mindful of the timing of our debt maturities, which consist of convertible notes and a term loan, and we know this is also on the minds of our shareholders. We believe that achieving sustained positive Free Cash Flow makes Peloton a more attractive investment for debt holders. Overall, our refinancing goals are to deleverage and extend maturities at a reasonable blended cost of capital. We have been working closely with our lead banks, JP Morgan and Goldman Sachs, and our financial advisor, BDT & MSD Partners, on our refinancing strategy. We are encouraged by the support and inbound interest from our existing lenders and investors and we look forward to sharing more about this topic.

Our pace of product innovation has increased dramatically under Nick Caldwell's leadership, and Lauren Weinberg is focusing our marketing efforts on attracting new audiences, leveraging our partnerships with leading brands, and improving our marketing funnel. Jen Cotter and the Content team continue to deliver a variety of engaging fitness experiences across 16 modalities, four content formats (Instructor-led, Entertainment, Scenic and Gaming), and three languages (English, Spanish and German), motivating our Members to achieve their fitness goals.

QUARTERLY AND RECENT HIGHLIGHTS
Connected Fitness Products and Channels
Q3 marked the restart of delivering Tread+ to our Members after almost 3 years off the market. Our logistics and delivery teams exceeded internal expectations for delivery times, delivering 67% of pre-orders in the quarter.

Bike Rental continued to outperform our internal expectations in Q3. New rentals were up 10% Y/Y and rental buyouts exceeded expectations. While the churn rate for Rental remains higher than that of outright purchase, churn from rental subs improved 60 bps Q/Q. Peloton Certified Refurbished and third party retail sales had strong growth Y/Y and outperformed our expectations. Last week we began selling the Peloton Tread and Peloton Row on Amazon to distribute these products to a larger audience.

We continue to see growth in subscriber additions who purchased their Peloton equipment in the secondary market. We recently launched the Peloton History Summary to enhance the secondary market buying experience and to provide greater visibility to our bikes' ages, usages and service histories. Anyone can access a Peloton History Summary for a Bike or Bike+ by searching the serial number at onepeloton.com/history-summary.

Peloton for Business
Yesterday we announced a partnership with Hyatt Hotels that includes outfitting more than 800 Hyatt properties with Peloton equipment and providing access to Peloton classes on guestroom TVs at nearly 400 properties. Peloton Bikes will be deployed at each Hyatt hotel in markets where Peloton already operates. Select Hyatt luxury and lifestyle hotels in the U.S. will also offer the Peloton Row.

Content Innovation
We are continuing to invest in providing a wide variety of fitness experiences for our Members on our connected fitness platform. We recently added the New York Road Runner Collection on Tread and Tread+, a series of Scenic classes filmed on the TCS New York City Marathon course. In a first-of-its-kind experience, these classes provide Members the ability to train the marathon course with auto-incline functionality that matches the course's gradient fluctuations. We are also continuing to see growth in subscriber engagement with our Entertainment offerings, with more than one third of active Tread and Tread+ subscribers completing an Entertainment workout in Q3.

Member Experience
In response to feedback from our Members, we launched Self Moderation features in Q3. This feature allows Members to hide tags and other profiles, providing greater control over community interaction. For treadmill workouts on App, we launched Distance Tracking that enables Members to input metrics when running outdoors or on a third party treadmill.

We are seeing positive results in service levels and member satisfaction in response to recent initiatives focused on turning around our member experience. These initiatives include investments in our global member support team, improvements to systems and tools, and onboarding new onshore outsourcing partners. We also observed improvements in Net Promoter Scores (NPS) across multiple connected fitness products.

FY 2024 Q3 Operating Metrics and Financial Summary

				% Change
User Metrics	Q3 FY23	Q2 FY24	Q3 FY24	Y/Y	Q/Q
Members (in millions)	6.7	6.4	6.6	(1)%	3%
Ending Paid Connected Fitness Subscriptions (in millions)	3.055	3.004	3.056	0%	2%
Average Net Monthly Paid Connected Fitness Subscription Churn	1.1%	1.2%	1.2%	10 bps	0 bps
Ending Paid App Subscriptions (in millions)	0.853	0.718	0.674	(21)%	(6)%
Average Monthly Paid App Subscription Churn (1)	—	7.2%	9.2%	—	200 bps

Financial Results (dollars in millions)
Connected Fitness Products Revenue	$324.1	$319.1	$279.9	(14)%	(12)%
Subscription Revenue	424.7	424.5	437.8	3%	3%
Total Revenue	$748.9	$743.6	$717.7	(4)%	(3)%

Connected Fitness Products Gross Profit	$(17.6)	$13.8	$11.6	166%	(16)%
Connected Fitness Products Gross Margin	(5.4)%	4.3%	4.2%	960 bps	(20) bps

Subscription Gross Profit	$287.8	$285.6	$298.1	4%	4%
Subscription Gross Margin	67.8%	67.3%	68.1%	30 bps	80 bps
Subscription Contribution Margin (2)	72.3%	71.7%	72.3%	(10) bps	60 bps

Total Gross Profit	$270.2	$299.4	$309.7	15%	3%
Total Gross Margin	36.1%	40.3%	43.1%	710 bps	290 bps

Total Operating Expenses	$536.2	$486.5	$455.9	(15)%	(6)%

Net Loss	$(275.9)	$(194.9)	$(167.3)	39%	14%
Adjusted EBITDA (2)	$(18.7)	$(81.7)	$5.8	131%	107%

Net Cash (Used in) Provided by Operating Activities	$(40.9)	$(31.2)	$11.6	128%	137%
Free Cash Flow (2)	$(55.3)	$(37.2)	$8.6	116%	123%
____________________________________
(1) Average Net Monthly Paid App Subscription Churn is reported on a go-forward basis starting in Q1 FY24 as the metric includes App One and App+ subscriptions that were not available during fiscal year 2023.
(2) For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, and rationale for why we rely on these measures, please refer to the reconciliation tables in the section titled “Non-GAAP Financial Measures.”

OPERATING METRICS
Paid Connected Fitness Subscriptions
We ended the quarter with 3.06 million Ending Paid Connected Fitness Subscriptions, reflecting a net increase of 52 thousand in the quarter. Average Net Monthly Paid Connected Fitness Subscription churn was 1.2%, outperforming internal expectations. Our churn result was positively impacted by fewer than anticipated new subscription pause requests. Gross additions came in-line with expectations.

Paid App Subscriptions
We ended the quarter with 674 thousand Ending Paid App Subscriptions, reflecting a net reduction of 44 thousand in the quarter. Paid App Subscriptions were lower than our forecast due to a couple of factors. First, additions were lower than expected. We saw underperformance in the Peloton for Business channel and softer trial demand. Second, we saw higher than expected Average Monthly Paid App Subscription Churn of 9.2%, primarily driven by subscription cohorts whose legacy pricing for App+ expired. Given the current growth headwinds we’re seeing for App, we’ve decided to hold back media investments as we evaluate the tiered pricing strategy and subscriber acquisition funnel. We are continuing to invest in the product experience and improving product market fit.

It’s worth noting that while Paid App Subscriptions declined Q/Q, App subscription revenue increased 2.4%, driven by continued growth in our premium App+ subscriptions.

Q3 FINANCIAL RESULTS
Revenue
Total Revenue was $717.7 million for the three months ended March 31, 2024, comprised of $279.9 million of Connected Fitness Products Revenue and $437.8 million of Subscription Revenue, comparing to our $700 million to $725 million guidance range.

Gross Profit and Margin
Total Gross Profit was $309.7 million for the three months ended March 31, 2024, yielding a Total Gross Margin of 43.1% (versus our 42.5% guidance). Our Connected Fitness Products Gross Margin was 4.2%, in-line with internal expectations. Excluding the impact of a one-time write down of $9.1 million for Guide product inventory, our adjusted Connected Fitness Products Gross Margin was 7.4% in Q3.

Subscription Gross Margin of 68.1% was in-line with our expectations.

Operating Expenses
Total Operating Expenses, including Restructuring and Impairment expenses, were $455.9 million for the three months ended March 31, 2024 compared to $536.2 million for the three months ended March 31, 2023. General and Administrative expense decreased by $96.1 million versus the year ago period, primarily driven by decreases in legal and other professional fees of $81.9 million, as well as a reduction in stock-based compensation expense. Sales and Marketing expense increased $15.7 million versus the year ago period, reflecting increased spending on advertising and marketing programs, offset by lower personnel-related and rent and occupancy expenses associated with our reduced retail footprint. Research and Development expense decreased $1.4 million versus the year ago period, primarily driven by decreases in product development costs. This was partially offset by increases in personnel-related expenses, as a result of a larger portion being capitalized in Q3 FY23.

This quarter we recognized $56.6 million of Impairment and Restructuring expense, of which $20.7 million was non-cash. The non-cash charges were primarily related to asset write-downs in relation to exiting retail showrooms. The cash charges were comprised of $33.6 million of severance and other personnel costs, the majority to be paid in Q4 FY24, and $2.3 million in exit and disposal costs and professional fees.

Net Cash Provided by Operating Activities, Free Cash Flow & Cash Balance
Net cash provided by operating activities was $11.6 million and Free Cash Flow was $8.6 million, the first quarter of positive Free Cash Flow in 13 quarters. We ended the quarter with $794.5 million in unrestricted cash and cash equivalents. We also have access to a $400.0 million revolving credit facility, which remains undrawn to date.

FY24 OUTLOOK

		FY24 Range		% Change (Midpoint)
User Metrics (in millions)	FY23	Low	High	Y/Y
Ending Paid Connected Fitness Subscriptions	3.00	2.96	2.98	(1)%

Ending Paid App Subscriptions	0.83	0.60	0.61	(27)%

Financial Results (dollars in millions)
Total Revenue	$2,800.2	$2,675.0	$2,700.0	(4)%

Total Gross Margin	33.0%	44.5%	44.5%	1,152 bps

Adjusted EBITDA	$(208.5)	$(20.0)	$(5.0)	94%

Full Year Outlook
We’re lowering our full year outlook for Ending Paid Connected Fitness Subscriptions by 30 thousand, or 1%, at the guidance midpoint to 2.97 million. Our Paid Connected Fitness Subscription guidance reflects an updated outlook for hardware sales based on current demand trends and expectations for seasonally lower demand. Q4 is typically our most challenging quarter to grow, due to lower seasonal gross additions as we enter the warmer months of Spring and Summer. We also anticipate a seasonal increase in Average Net Monthly Paid Connected Fitness Subscription churn in Q4, in part due to seasonally higher subscription pause rates that we expect to come down in early fiscal year 2025.

We’re also lowering our outlook for Ending Paid App Subscriptions by 150 thousand, or 19%, at the guidance midpoint to 605 thousand. Our Paid App Subscription guidance reflects lower gross additions due to expectations that Q3 trends continue through Q4. We are maintaining our disciplined approach to App media spend as we evaluate our App tiers, pricing, and refine the Paid App subscription acquisition funnel.

As a result of trends driving our outlook for Ending Paid Connected Fitness Subscriptions and Ending Paid App Subscriptions, we’re lowering our full year Revenue guidance by $25 million, or 1%, at the guidance midpoint to $2.687 billion. We’re raising our full year outlook for Total Gross Margin by 50 basis points, to 44.5%, primarily due to a revenue mix-shift toward our Subscription segment. We’re also raising our outlook for full year Adjusted EBITDA by $37 million at the guidance midpoint to negative $13 million. This increase is largely driven by outperformance from Q3, combined with lower media spend and cost reductions from today's announced restructuring plan. While we are not providing any specific guidance on Free Cash Flow, we do expect to deliver modest positive Free Cash Flow in Q4.

While our updated full year guidance reflects headwinds to subscriber growth in Q4, we remain optimistic about the investments we are making across the business. Our outlook reflects that our key growth initiatives are in progress and will take some time to gain traction. As a result, we are not expecting these initiatives to have a significant impact on our connected fitness hardware sales or subscriber growth in FY24. With our cost structure better aligned to the current size of our business, and a clear path to sustainable positive Free Cash Flow, we now have a solid foundation in place that we can build upon to drive long-term, profitable growth and shareholder value.

-Team Peloton

This morning we announced Barry McCarthy is stepping down as CEO, President and Board Director from Peloton. Peloton Board Members Karen Boone and Chris Bruzzo will serve as Interim Co-CEO's. Please visit the Peloton Newsroom to read Barry's final note to the team.

Webcast
We will host a call at 8:30 a.m. ET on Thursday, May 2nd, 2024 to discuss our financial results. A live webcast of the call will be available at https://investor.onepeloton.com/news-and-events/events and a replay will be available on the investor relations page of the Company's website for 30 days.

Safe Harbor Statement
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this shareholder letter other than statements of historical fact, including, without limitation, statements regarding our expected financial results for the third quarter of and full fiscal year 2024; our execution and timing of and the expected benefits from our restructuring initiative and cost-saving measures; our supply chain management initiatives; details regarding and the timing of the launch of products and services; the launch of global partnership growth initiatives; our future operating results and financial position, including our ability to achieve and maintain positive Free Cash Flow and positive revenue growth; our profitability; our business strategy and plans, including subscriber and market growth and international growth; our objectives for future operations; and our future performance and our market opportunity are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions.

We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions and other important factors that could cause actual results to differ materially from those stated, including, without limitation: our ability to achieve and maintain future profitability; our ability to attract and maintain Subscribers; our ability to accurately forecast consumer demand of our products and services and adequately maintain our inventory; our ability to execute and achieve the expected benefits of our restructuring initiative and other cost-saving measures; our ability to effectively manage our growth and costs; our ability to anticipate consumer preferences and successfully develop and offer new products and services in a timely manner, or effectively manage the introduction of new or enhanced products and services; demand for our products and services and growth of the connected fitness products market and of our paid App; our ability to maintain the value and reputation of the Peloton brand; our ability to negotiate Peloton for Business partnerships; disruption or failure of our information technology systems or websites; our reliance on a limited number of suppliers, contract manufacturers, and logistics partners for our Connected Fitness Products; our lack of control over suppliers, contract manufacturers, and logistics partners; our ability to predict our long-term performance and declines in our revenue growth as our business matures; the effects of increased competition in our markets and our ability to compete effectively; any declines in sales of our Bike and Bike+; our dependence on third-party licenses for use of music in our content; actual or perceived defects in, or safety of, our products, including any impact of product recalls or legal or regulatory claims, proceedings or investigations involving our products; our ability to maintain, protect, and enhance our intellectual property; our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business both in the United States and internationally; our ability to refinance our debt; and other risk factors identified in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission, as such factors may be updated in our filings with the Securities and Exchange Commission, which are available on the Investor Relations page of our website at https://investor.onepeloton.com/investor-relations and on the SEC website at www.sec.gov.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Our forward-looking statements speak only as of the date of this shareholder letter, and we undertake no obligation to update any of these forward-looking statements for any reason after the date of this shareholder letter or to conform these statements to actual results or revised expectations, except as required by law.

FINANCIAL TABLES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	March 31,	June 30,
	2024	2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$794.5	$813.9
Accounts receivable, net	101.7	97.2
Inventories, net	354.4	522.6
Prepaid expenses and other current assets	170.3	205.4
Total current assets	1,421.0	1,639.1
Property and equipment, net	384.3	444.8
Intangible assets, net	17.5	25.6
Goodwill	41.2	41.2
Restricted cash	54.2	71.6
Operating lease right-of-use assets, net	468.1	524.1
Other assets	22.2	22.7
Total assets	$2,408.5	$2,769.1
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$474.9	$478.4
Deferred revenue and customer deposits	182.3	187.3
Current portion of long-term debt and other bank borrowings	7.5	7.5
Operating lease liabilities, current	78.1	83.5
Other current liabilities	2.7	4.6
Total current liabilities	745.5	761.4
0% Convertible senior notes, net	991.4	988.0
Term loan, net	692.1	690.9
Operating lease liabilities, non-current	543.5	593.8
Other non-current liabilities	26.3	30.1
Total liabilities	2,998.9	3,064.2
Commitments and contingencies
Stockholders’ deficit
Common stock, $0.000025 par value; 2,500,000,000 and 2,500,000,000 Class A shares authorized, 352,621,872 and 338,750,774 shares issued and outstanding as of March 31, 2024 and June 30, 2023, respectively; 2,500,000,000 and 2,500,000,000 Class B shares authorized, 18,016,072 and 18,016,853 shares issued and outstanding as of March 31, 2024 and June 30, 2023, respectively.	—	—
Additional paid-in capital	4,845.4	4,619.8
Accumulated other comprehensive income	17.4	16.8
Accumulated deficit	(5,453.2)	(4,931.8)
Total stockholders’ deficit	(590.4)	(295.1)
Total liabilities and stockholders' deficit	$2,408.5	$2,769.1

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in millions, except share and per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
Revenue:
Connected Fitness Products	$279.9	$324.1	$779.6	$909.8
Subscription	437.8	424.7	1,277.3	1,248.3
Total revenue	717.7	748.9	2,056.9	2,158.1
Cost of revenue:
Connected Fitness Products	268.3	341.7	748.5	1,025.8
Subscription	139.8	136.9	414.0	409.8
Total cost of revenue	408.0	478.7	1,162.4	1,435.6
Gross profit	309.7	270.2	894.5	722.4
Operating expenses:
Sales and marketing	170.3	154.6	546.7	510.4
General and administrative	153.0	249.2	464.9	635.3
Research and development	76.8	78.2	235.4	246.3
Impairment expense	19.0	39.4	46.7	111.9
Restructuring expense	37.6	12.0	68.8	167.9
Supplier settlements	(0.9)	2.9	(2.4)	22.0
Total operating expenses	455.9	536.2	1,360.1	1,693.8
Loss from operations	(146.2)	(266.0)	(465.7)	(971.3)
Other expense, net:
Interest expense	(27.7)	(26.6)	(82.6)	(69.7)
Interest income	9.3	7.9	26.2	17.7
Foreign exchange (loss) gain	(2.1)	9.1	(0.2)	3.9
Other income, net	—	0.4	0.5	3.0
Total other expense, net	(20.4)	(9.1)	(56.1)	(45.1)
Loss before provision for income taxes	(166.7)	(275.2)	(521.8)	(1,016.4)
Income tax expense (benefit)	0.6	0.8	(0.3)	3.5
Net loss	$(167.3)	$(275.9)	$(521.4)	$(1,019.9)
Net loss attributable to Class A and Class B common stockholders	$(167.3)	$(275.9)	$(521.4)	$(1,019.9)
Net loss per share attributable to common stockholders, basic and diluted	$(0.45)	$(0.79)	$(1.44)	$(2.97)
Weighted-average Class A and Class B common shares outstanding, basic and diluted	367,931,183	350,426,631	362,910,381	343,753,996
Other comprehensive (loss) income:
Change in foreign currency translation adjustment	(2.1)	(1.5)	0.6	6.7
Derivative adjustments:
Reclassification for derivative adjustments included in Net loss	—	0.3	—	1.0
Total other comprehensive (loss) income	(2.1)	(1.2)	0.6	7.7
Comprehensive loss	$(169.4)	$(277.1)	$(520.9)	$(1,012.2)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Nine Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities:
Net loss	$(521.4)	$(1,019.9)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	83.0	93.1
Stock-based compensation expense	208.6	333.7
Non-cash operating lease expense	50.0	62.5
Amortization of debt discount and issuance costs	10.5	10.0
Impairment expense	46.7	111.9
Loss on sale of subsidiary	3.8	—
Net foreign currency adjustments	0.2	(5.3)
Changes in operating assets and liabilities:
Accounts receivable	(5.1)	(24.9)
Inventories	136.8	435.1
Prepaid expenses and other current assets	1.9	53.6
Other assets	(0.2)	5.2
Accounts payable and accrued expenses	(40.5)	(296.6)
Deferred revenue and customer deposits	(4.9)	(0.7)
Operating lease liabilities, net	(64.5)	(65.8)
Other liabilities	(3.8)	(24.2)
Net cash used in operating activities	(98.8)	(332.2)
Cash Flows from Investing Activities:
Capital expenditures and capitalized internal-use software development costs	(13.0)	(63.8)
Proceeds from sale of subsidiary	14.6	12.4
Proceeds from sale of Peloton Output Park	31.9	—
Net cash provided by (used in) investing activities	33.5	(51.4)
Cash Flows from Financing Activities:
Principal repayment of Term Loan	(5.6)	(5.6)
Proceeds, net from employee stock purchase plan withholdings	2.0	5.1
Proceeds from employee stock plans	33.1	72.6
Principal repayments of finance leases	(0.5)	(2.0)
Net cash provided by financing activities	29.0	70.0
Effect of exchange rate changes	(0.5)	8.9
Net change in cash, cash equivalents, and restricted cash	(36.7)	(304.7)
Cash, cash equivalents, and restricted cash — Beginning of period	885.5	1,257.6
Cash, cash equivalents, and restricted cash — End of period	$848.7	$952.9
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$71.8	$56.7
Cash paid for income taxes	$(1.0)	$12.9
Supplemental Disclosures of Non-Cash Investing and Financing Information:
Accrued and unpaid capital expenditures, including software	$2.3	$1.5
Stock-based compensation capitalized for software development costs	$—	$7.7

NON-GAAP FINANCIAL MEASURES
In addition to our results determined in accordance with accounting principles generally accepted in the United States, or GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Subscription Contribution, Subscription Contribution Margin, and Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

A reconciliation of the Company’s Adjusted EBITDA and Free Cash Flow guidance to the most directly comparable GAAP financial measures cannot be provided without unreasonable efforts and is not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that are made for other expense (income), net, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, restructuring expense, impairment expense, supplier settlements, product recall related matters, litigation and settlement expenses, transaction and integration costs, and other adjustments reflected in our reconciliation of historical Adjusted EBITDA, the amounts of which could be material.

Adjusted EBITDA
We calculate Adjusted EBITDA as net (loss) income adjusted to exclude: total other expense (income), net; income tax expense (benefit); depreciation and amortization expense; stock-based compensation expense; impairment expense; product recall related matters; certain litigation and settlement expenses; transaction and integration costs; reorganization, severance, exit, disposal and other costs associated with restructuring plans; supplier settlements; and other adjustment items that arise outside the ordinary course of our business.
We use Adjusted EBITDA as a measure of operating performance and the operating leverage in our business. We believe that this non-GAAP financial measure is useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results for the following reasons:

•Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization expense, other expense (income), net, and provision for income taxes that can vary substantially from company to company depending upon their financing, capital structures, and the method by which assets were acquired;
•Our management uses Adjusted EBITDA in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance; and
•Adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of our core operating results, and may also facilitate comparisons with other peer companies, many of which use a similar non-GAAP financial measure to supplement their GAAP results.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are, or may in the future be, as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;
•Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (3) tax payments that may represent a reduction in cash available to us;
•Adjusted EBITDA does not reflect certain litigation expenses, consisting of legal settlements and related fees for specific proceedings that we have determined arise outside of the ordinary course of business and are nonrecurring, infrequent or unusual based on the following considerations which we assess regularly: (1) the frequency of similar cases that have been brought to date, or are expected to be brought within two years; (2) the complexity of the case; (3) the nature of the remedy(ies) sought, including the size of any monetary damages sought; (4) offensive versus defensive posture of us; (5) the counterparty involved; and (6) our overall litigation strategy;

•Adjusted EBITDA does not reflect transaction and integration costs related to acquisitions;
•Adjusted EBITDA does not reflect impairment charges for goodwill and fixed assets, and gains (losses) on disposals for fixed assets;
•Adjusted EBITDA does not reflect the impact of purchase accounting adjustments to inventory related to the Precor acquisition;
•Adjusted EBITDA does not reflect costs associated with certain product recall related matters including adjustments to the return reserves, inventory write-downs, logistics costs associated with Member requests, the cost to move the recalled product for those that elect the option, subscription waiver costs of service, and recall-related hardware development and repair costs;
•Adjusted EBITDA does not reflect reorganization, severance, exit, disposal, and other costs associated with restructuring plans;
•Adjusted EBITDA does not reflect non-recurring supplier settlements; and
•The expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results and we may, in the future, exclude other significant, unusual expenses or other items from this financial measure. Because companies in our industry may calculate this measure differently than we do, its usefulness as a comparative measure can be limited.

Because of these limitations, Adjusted EBITDA should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to Net loss, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

Adjusted EBITDA

	Three Months Ended March 31,		Three Months Ended December 31,	Fiscal Year Ended June 30,
	2024	2023	2023	2023
	(in millions)
Net loss	$(167.3)	$(275.9)	$(194.9)	$(1,261.7)
Adjusted to exclude the following:
Total other expense, net	20.4	9.1	9.5	60.9
Income tax expense (benefit)	0.6	0.8	(1.7)	3.7
Depreciation and amortization expense	27.1	32.2	25.1	124.3
Stock-based compensation expense	66.1	69.3	66.6	319.9
Impairment expense	19.0	39.4	3.6	144.5
Restructuring expense	37.6	12.0	13.9	193.0
Supplier settlements	(0.9)	2.9	(1.5)	22.0
Product recall related matters(1)	—	9.7	(6.5)	80.9
Litigation and settlement expenses(2)	3.1	81.8	4.2	102.8
Other adjustment items	—	—	—	1.0
Adjusted EBITDA	$5.8	$(18.7)	$(81.7)	$(208.5)
______________________
(1) Represents adjustments and charges associated with certain product recall related matters, as well as accrual adjustments. For the three months ended March 31, 2024 and 2023, three months ended December 31, 2023, and the fiscal year ended June 30, 2023 these include an adjustment to Connected Fitness Products revenue for actual and estimated future returns of zero, $(11.9) million, $(2.3) million, and $14.6 million, respectively, recorded costs in Connected Fitness Products cost of revenue associated with recall related matters of zero, $21.6 million, $(4.2) million, and $64.1 million, respectively, and operating expenses of $2.3 million for the fiscal year ended June 30, 2023 associated with recall-related hardware development costs.
(2) Includes litigation-related expenses for certain non-recurring patent infringement litigation, consumer arbitration, and product recalls, that arise outside of the ordinary course of business and are nonrecurring, infrequent, or unusual. Includes Dish settlement accrual of $75.0 million for the fiscal year ended June 30, 2023 and three months ended March 31, 2023.
Subscription Contribution and Subscription Contribution Margin
We define “Subscription Contribution” as Subscription revenue less cost of Subscription revenue, adjusted to exclude from cost of Subscription revenue, depreciation and amortization expense, and stock-based compensation expense. Subscription Contribution Margin is calculated by dividing Subscription Contribution by Subscription revenue.
We use Subscription Contribution and Subscription Contribution Margin to measure our ability to scale and leverage the costs of our Connected Fitness Subscriptions. We believe that these non-GAAP financial measures are useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results because our management uses Subscription Contribution and Subscription Contribution Margin in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance.

The use of Subscription Contribution and Subscription Contribution Margin as analytical tools has limitations, and you should not consider these in isolation or as substitutes for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Subscription Contribution and Subscription Contribution Margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•Subscription Contribution and Subscription Contribution Margin exclude stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy.

Because of these limitations, Subscription Contribution and Subscription Contribution Margin should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Subscription Contribution and Subscription Contribution Margin to Subscription Gross Profit and Subscription Gross Margin, respectively, which are the most directly comparable financial measures prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended March 31,		Three Months Ended December 31,
	2024	2023	2023
	(dollars in millions)
Subscription Revenue	$437.8	$424.7	$424.5
Less: Cost of Subscription	139.8	136.9	139.0
Subscription Gross Profit	$298.1	$287.8	$285.6
Subscription Gross Margin	68.1%	67.8%	67.3%
Add back:
Depreciation and amortization expense	$8.5	$9.8	$8.7
Stock-based compensation expense	9.9	9.7	10.0
Subscription Contribution	$316.4	$307.2	$304.3
Subscription Contribution Margin	72.3%	72.3%	71.7%

The continued growth of our Connected Fitness Subscription base will allow us to improve our Subscription Contribution Margin. While there are variable costs, including music royalties, associated with our Connected Fitness Subscriptions, a significant portion of our content creation costs are fixed given that we operate with a limited number of production studios and Instructors. We expect the fixed nature of those expenses to scale over time as we grow our Connected Fitness Subscription base.

Free Cash Flow
We define Free Cash Flow as Net cash provided by (used in) operating activities less capital expenditures and capitalized internal-use software development costs. Free cash flow reflects an additional way of viewing our liquidity that, we believe, when viewed with our GAAP results, provides management, investors, and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows.

The use of Free Cash Flow as an analytical tool has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. For example, Free Cash Flow does not incorporate payments made for purchases of marketable securities, business combinations and asset acquisitions. Because of these limitations, Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended March 31,		Three Months Ended December 31,
	2024	2023	2023
	(in millions)
Net cash provided by (used in) operating activities	$11.6	$(40.9)	$(31.2)
Capital expenditures and capitalized internal-use software development costs	(3.0)	(14.3)	(6.0)
Free Cash Flow	$8.6	$(55.3)	$(37.2)